Exhibit 99.1

                     MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  [LETTERHEAD]


                                 January 21, 2005

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Rivoli BanCorp, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of RIVOLI BANCORP, INC. AND SUBSIDIARY as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rivoli BanCorp, Inc. and Subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


                                  McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

                    RIVOLI BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31


                                 ASSETS

                                                    2004            2003
                                                    ----            ----
CASH AND CASH EQUIVALENTS
Cash and Balances
 Due from Depository Institutions             $  11,109,111   $   8,647,030
Federal Funds Sold                               19,198,000         160,000
                                              -------------   -------------
                                                 30,307,111       8,807,030
                                              -------------   -------------

INVESTMENT SECURITIES
 AVAILABLE FOR SALE, AT FAIR VALUE               23,447,889      30,173,912
                                              -------------   -------------

RESTRICTED STOCKS, AT COST                        1,709,969       1,272,069
                                              -------------   -------------

LOANS HELD FOR SALE                               6,161,827          -  -
                                              -------------   -------------

LOANS                                           142,505,909     111,446,586
  Allowance for Loan Losses                      (1,659,582)     (1,595,021)
  Unearned Income                                   (10,493)         -  -
                                              -------------   -------------
                                                140,835,834     109,851,565
                                              -------------   -------------

PREMISES AND EQUIPMENT                            4,293,615       3,571,076
                                              -------------   -------------

OTHER REAL ESTATE                                   190,000          -  -
                                              -------------   -------------

OTHER ASSETS                                      1,556,961       1,514,926
                                              -------------   -------------

TOTAL ASSETS                                  $ 208,503,206   $ 155,190,578
                                              =============   =============


The accompanying notes are an integral part of these balance sheets.

                    RIVOLI BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31


                    LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS
  Noninterest Bearing                         $  28,004,327   $  23,938,320
  Interest-Bearing                              138,566,059      94,225,898
                                              -------------   -------------
                                                166,570,386     118,164,218
                                              -------------   -------------

BORROWED MONEY
  Federal Funds Purchased                            -  -         3,023,000
  Demand Notes to U.S. Treasury                      35,400          33,518
  Subordinated Debt                               3,093,000       3,093,000
  Other Borrowed Money                           26,000,000      19,400,000
                                              -------------   -------------
                                                 29,128,400      25,549,518
                                              -------------   -------------

OTHER LIABILITIES                                   809,763         863,770
                                              -------------   -------------

SHAREHOLDERS' EQUITY
  Common Stock, Par Value $1 per Share;
   Authorized 10,000,000 Shares, Issued
   1,015,522 and 1,014,990 Shares as of
   December 31, 2004 and 2003, Respectively       1,015,522       1,014,990
  Paid-In-Capital                                 6,879,298       6,872,975
  Retained Earnings                               4,504,949       3,002,034
  Accumulated Other
   Comprehensive Loss, Net of Tax Benefit          (112,764)        (15,859)
  Treasury Stock 19,281 and 17,581 Shares
   as Of December 31, 2004 and 2003,
   Respectively, at Cost                           (292,348)       (261,068)
                                              -------------   -------------
                                                 11,994,657      10,613,072
                                              -------------   -------------
   TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                      $ 208,503,206   $ 155,190,578
                                              =============   =============


The accompanying notes are an integral part of these balance sheets.

                     RIVOLI BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                            2004          2003          2002
                                            ----          ----          ----
INTEREST INCOME
 Loans, Including Fees                 $  7,714,413  $  6,336,513  $  6,297,764
 Federal Funds Sold                          61,832        34,361        50,611
 Deposits with Other Banks                    1,543           286         8,348
 Investment Securities                      990,287     1,097,277     1,168,649
 Other Investments                           58,512        51,508        31,070
                                       ------------  ------------  ------------
                                          8,826,587     7,519,945     7,556,442
                                       ------------  ------------  ------------

INTEREST EXPENSE
 Deposits                                 1,552,547     1,338,123     1,989,760
 Federal Funds Purchased                     18,448        11,191         2,868
 Demand Notes to U.S. Treasury                    8           873         4,025
 Subordinated Debt                          149,896       149,689        -  -
 Other Borrowed Money                       828,359       723,177       575,398
                                       ------------  ------------  ------------
                                          2,549,258     2,223,053     2,572,051
                                       ------------  ------------  ------------

NET INTEREST INCOME                       6,277,329     5,296,892     4,984,391
  Provision for Loan Losses                 630,000       261,000       364,000
                                       ------------  ------------  ------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES               5,647,329     5,035,892     4,620,391
                                       ------------  ------------  ------------

NONINTEREST INCOME
  Service Charges on Deposits               989,070       855,059       791,652
  Mortgage Income                         1,413,730       189,827        86,297
  Rental Income                             234,533       271,674       271,397
  Securities Gains                           32,745       144,436       137,497
  Gain (Loss) on Sale of Premises
    and Equipment                           216,961       (27,896)          900
  ATM Income                                125,206       111,147        74,475
  Other                                     125,112        68,101        78,524
                                       ------------  ------------  ------------
                                          3,137,357     1,612,348     1,440,742
                                       ------------  ------------  ------------

NONINTEREST EXPENSES
  Salaries and Employee Benefits          3,577,977     2,160,885     1,979,776
  Data Processing and ATM                   591,983       523,774       456,663
  Advertising and Public Relations          380,487       262,866       184,831
  Occupancy and Equipment                   945,856       604,525       597,401
  Professional Fees                         324,032       271,404       366,302
  Supplies and Printing                     157,714        78,435        95,756
  Other                                     688,265       527,111       555,519
                                       ------------  ------------  ------------
                                          6,666,314     4,429,000     4,236,248
                                       ------------  ------------  ------------

INCOME BEFORE INCOME TAXES                2,118,372     2,219,240     1,824,885

INCOME TAXES                                615,457       812,835       671,874
                                       ------------  ------------  ------------

NET INCOME                             $  1,502,915  $  1,406,405  $  1,153,011
                                       ============  ============  ============

BASIC EARNINGS PER SHARE               $       1.51  $       1.40  $       1.14
                                       ============  ============  ============

DILUTED EARNINGS PER SHARE             $       1.41  $       1.33  $       1.09
                                       ============  ============  ============

The accompanying notes are an integral part of these statements.

                      RIVOLI BANCORP, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                       FOR THE YEARS ENDED DECEMBER 31

                                            2004          2003          2002
                                            ----          ----          ----
NET INCOME                             $  1,502,915  $  1,406,405  $  1,153,011
                                       ------------  ------------  ------------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
  Gains (Losses) On Securities
   Arising During The Year                  (75,293)     (378,179)      294,942
  Reclassification Adjustment               (21,612)      (95,328)      (90,749)
                                       ------------  ------------  ------------

  Unrealized Gains
  (Losses) On Securities                    (96,905)     (473,507)      204,193
                                       ------------  ------------  ------------

COMPREHENSIVE INCOME                   $  1,406,010  $    932,898  $  1,357,204
                                       ============  ============  ============

The accompanying notes are an integral part of these statements.

Statement Of Changes In Stockholders' Equity
                                    RIVOLI BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                          ACCUMULATED
                                                                             OTHER
                                                                             COMPRE-
                                                 PAID                        HENSIVE
                                   COMMON        -IN-        RETAINED        INCOME       TREASURY
                     SHARES        STOCK        CAPITAL      EARNINGS        (LOSS)        STOCK          TOTAL
                     ------      ---------      -------      ---------       ------        -----          -----
BALANCE,
 DECEMBER 31,
 2001               1,005,984    $1,005,984    $6,797,983    $  442,618    $  253,455        -  -     $ 8,500,040

Unrealized Gain
 on Securities
 Available for
 Sale, Net of Tax
 of $99,282            -  -          -  -          -  -          -  -         204,193        -  -         204,193
Net Income             -  -          -  -          -  -       1,153,011        -  -          -  -       1,153,011
Exercise of
 Stock Options          6,233         6,233        50,288        -  -           -  -         -  -          56,521
                   ----------   -----------   -----------   -----------   -----------   -----------   -----------

BALANCE,
 DECEMBER 31,
 2002               1,012,217     1,012,217     6,848,271     1,595,629       457,648        -  -       9,913,765

Unrealized Loss
 on Securities
 Available for
 Sale, Net of Tax
 Benefit of
 $244,297              -  -          -  -          -  -          -  -        (473,507)       -  -        (473,507)
Net Income             -  -          -  -          -  -       1,406,405        -  -          -  -       1,406,405
Exercise of
 Stock Options          2,773         2,773        24,704        -  -           -  -         -  -          27,477
Purchase of
 Treasury Stock        -  -          -  -          -  -          -  -           -  -    $  (261,068)     (261,068)
                   ----------   -----------   -----------   -----------   -----------   -----------   -----------

BALANCE,
 DECEMBER 31,
 2003               1,014,990     1,014,990     6,872,975     3,002,034       (15,859)     (261,068)   10,613,072

Unrealized Loss
 on Securities
 Available for
 Sale, Net of
 Tax Benefit
 of $52,180            -  -          -  -          -  -          -  -         (96,905)       -  -         (96,905)
Net Income             -  -          -  -          -  -       1,502,915        -  -          -  -       1,502,915
Exercise Of
 Stock Options            585           585         6,323        -  -           -  -         -  -           6,908
Purchase of
 Treasury Stock        -  -          -  -          -  -          -  -           -  -        (31,280)      (31,280)
Stock Options             (53)          (53)       -  -          -  -           -  -         -  -             (53)
                   ----------   -----------   -----------   -----------   -----------   -----------   -----------

BALANCE,
 DECEMBER 31,
 2004               1,015,522   $ 1,015,522   $ 6,879,298   $ 4,504,949   $  (112,764)  $  (292,348)  $11,994,657
                   ==========   ===========   ===========   ===========   ===========   ===========   ===========


The accompanying notes are an integral part of these statements.

                       RIVOLI BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                           2004          2003          2002
                                           ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                         $  1,502,915  $  1,406,405  $  1,153,011
  Adjustments to Reconcile Net
  Income to Net Cash Provided from
  Operating Activities
      Deferred Taxes                      169,057        20,063      (101,155)
      Depreciation                        270,670       212,020       250,008
      Amortization and Accretion          156,394       315,458        39,702
      Provision for Loan Losses           630,000       261,000       364,000
      Securities Gains                    (32,745)     (144,436)     (137,497)
      Loss on Sale of Other Real Estate    -  -          -  -           2,050
      Loss on Sale of Repossessions        -  -           4,601        -  -
      Loss (Gain) on Disposal
        of Premises and Equipment        (216,961)       27,896          (900)
      CHANGE IN
        Loans Held for Sale            (6,161,827)       -  -          -  -
        Other Assets                     (161,915)     (109,546)        2,774
        Other Liabilities                 (54,006)     (195,532)       (9,278)
                                     ------------  ------------  ------------
                                       (3,898,418)    1,797,929     1,562,715
                                     ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of Investment Securities
     Available for Sale                (3,886,506)  (28,566,478)  (11,193,610)
   Proceeds from Disposition of
     Investment Securities
     Available For Sale                10,342,796    19,063,164    12,005,613
   Purchase of
     Federal Home Loan Bank Stock        (437,900)     (312,500)     (157,500)
   Purchase of
     Federal Reserve Bank Stock            -  -         (75,519)     (226,550)
   Loans to Customers, Net            (31,804,268)  (12,381,074)  (13,443,567)
   Purchase of Premises and Equipment  (1,188,631)     (104,154)      (93,269)
   Proceeds from Disposal of
     Premises and Equipment               412,383        -  -             900
   Proceeds from Sale of
     Other Real Estate                     -  -          -  -          72,902
   Proceeds from Sale of Repossessions     -  -          45,000        -  -
                                     ------------  ------------  ------------
                                      (26,562,126)  (22,331,561)  (13,035,081)
                                     ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in Deposits                48,406,168    13,440,163     4,537,238
   Demand Note to the U.S. Treasury         1,882      (473,291)      307,641
   Federal Funds Purchased             (3,023,000)    3,023,000        -  -
   Proceeds from Borrowed Money         8,750,000     7,250,000     5,300,000
   Principal Payments
     on Borrowed Money                 (2,150,000)   (1,000,000)   (2,150,000)
   Proceeds from Issuance of
     Subordinated Debt (Trust
     Preferred Securities)                 -  -          -  -       3,093,000
   Issuance of Common Stock                 6,908        27,477        56,521
   Purchase of Treasury Stock             (31,280)     (261,068)       -  -
   Purchase and
     Retirement of Common Stock               (53)       -  -          -  -
                                     ------------  ------------  ------------
                                       51,960,625    22,006,281    11,144,400
                                     ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                  21,500,081     1,472,649      (327,966)

CASH AND CASH EQUIVALENTS, BEGINNING    8,807,030     7,334,381     7,662,347
                                     ------------  ------------  ------------

CASH AND CASH EQUIVALENTS, ENDING    $ 30,307,111  $  8,807,030  $  7,334,381
                                     ============  ============  ============

The accompanying notes are an integral part of these statements.

                      RIVOLI BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

Rivoli BanCorp, Inc. (the Company) is a one bank holding company located in Macon, Georgia. The consolidated financial statements include the accounts of Rivoli BanCorp, Inc. and its wholly-owned subsidiary, Rivoli Bank & Trust (the
Bank) of Macon, Georgia. All intercompany accounts have been eliminated during consolidation.

NATURE OF OPERATIONS

The Bank provides a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in central Georgia. During 2004, the Bank opened four mortgage origination offices in the central Georgia area. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

USE OF ESTIMATES

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of deferred tax assets.

RECLASSIFICATIONS

In certain instances, amounts reported in prior years' financial statements have been reclassified to conform to statement presentations selected for 2004. Such reclassifications had no effect on previously reported stockholders' equity or net income.

CONCENTRATIONS OF CREDIT RISK

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Bank has a high concentration of real estate loans; however, these loans are well collateralized and, in management's opinion, do not pose an unacceptable level of credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Bank has a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

ACCOUNTING POLICIES

The accounting and reporting policies of the Company and the Bank are in accordance with accounting principles generally accepted and conform to general practices within the commercial banking industry. The significant accounting policies followed by the Company and the methods of applying those policies are summarized hereafter.

INVESTMENT SECURITIES

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Company classifies its securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders' equity. Declines in the fair value of investment securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized and unrealized gains and losses are computed using the specific identification method. Securities available for sale may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

RESTRICTED STOCKS

Restricted stocks consist of investments in stocks of a Federal Home Loan Bank
(FHLB) and a Federal Reserve Bank (FRB), required for every federally insured institution that utilizes their services. FHLB and FRB stocks are considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB and FRB stocks are reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

LOANS HELD FOR SALE

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

LOANS

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

          Description              Life in Years             Method
          -----------              -------------             ------
     Banking Premises                  7-39                Straight-Line
     Furniture and Equipment           3-15                Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

INCOME TAXES

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with the effects included in the income tax provision. The Company and the Bank file a consolidated federal income tax return. The Bank pays its proportional share of federal income taxes to the Company based on its taxable income.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, interest-bearing and noninterest-bearing amounts due from banks and federal funds sold.

TRANSFER OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-1) was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired.

On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in EITF 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments. The application of the guidance originally included in EITF 03-1 would not have had a material effect on the Bank's financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is an Amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by both public and nonpublic companies, and will be effective as of the beginning of the first interim or annual reporting period that begins after December 31, 2005. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period, and will be remeasured subsequently at each reporting date through settlement date.

The changes in accounting will replace existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and will eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. The accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans, would remain unchanged.

(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                    2004          2003
                                                    ----          ----
Cash on Hand and Cash Items                     $   576,228   $   700,759
Noninterest-Bearing Deposits with Other Banks     9,242,899     4,430,360
Interest-Bearing Deposits with FHLB               1,289,984     3,515,911
                                                -----------   -----------
                                                $11,109,111   $ 8,647,030
                                                ===========   ===========

As of December 31, 2004, the Bank had required deposits of $532,184 with the Federal Reserve.


(3)  INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities available for sale as of December 31 are summarized as follows:

                                              Gross    Gross
                               Amortized   Unrealized Unrealized
                                  Cost        Gains    Losses      Fair Value
                               -----------    -----    ------      ----------

           2004

U.S. Government Agencies
  Mortgage Backed             $ 12,487,126  $ 12,312  $(197,379)  $ 12,302,059
  Other                          5,748,145    28,620    (16,165)     5,760,600
State, County
  and Municipal                  4,886,100    42,111    (42,981)     4,885,230
Corporate Bond Obligations         500,000     -  -      -  -          500,000
                              ------------  --------  ----------  ------------
                              $ 23,621,371  $ 83,043  $(256,525)  $ 23,447,889
                              ============  ========  ==========  ============

           2003

U.S. Government Agencies
  Mortgage Backed             $ 14,299,512  $ 25,537  $(170,602)  $ 14,154,447
  Other                         10,653,893   162,781     (6,350)    10,810,324
State, County
  and Municipal                  4,744,904    60,082    (95,845)     4,709,141
Corporate Bond Obligations         500,000     -  -      -  -          500,000
                              ------------  --------  ----------  ------------
                              $ 30,198,309  $248,400  $(272,797)  $ 30,173,912
                              ============  ========  ==========  ============

The amortized cost and fair value of investment securities available for sale as of December 31, 2004, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available-for-Sale
                                        ------------------------------
                                         Amortized           Fair
                                           Costs             Value
                                        -----------      -------------
      Due in one year or less           $ 2,421,010      $ 2,455,217
      Due after one through five years    3,717,274        3,711,008
      Due after five through ten years    1,815,221        1,826,609
      Due after ten years                 3,180,740        3,152,996
                                        -----------      -----------
                                         11,134,245       11,145,830
      Mortgage backed securities         12,487,126       12,302,059
                                        -----------      -----------
                                        $23,621,371      $23,447,889
                                        ===========      ===========

Proceeds from sales of investments in debt securities were $4,776,860 in 2004, $8,312,518 in 2003, and $6,353,176 in 2002. Gross realized gains totaled $37,282, $162,293 and $158,850 in 2004, 2003 and 2002, respectively. Gross realized losses totaled $4,537, $17,857 and $21,353 in 2004, 2003 and 2002, respectively.

Investment securities having a carrying value approximating $745,400 and $16,807,600 as of December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes.

The following outlines the unrealized loss and fair value by investment category and length of time that individual securities available for sale have been in a continuous unrealized loss position at December 31:

                     Less Than            12 Months
                     12 Months             or More             Total
                -------------------- ------------------- --------------------
                              Gross               Gross                Gross
                   Fair    Unrealized   Fair   Unrealized   Fair    Unrealized
                   Value     Losses     Value    Losses     Value     Losses
                   -----     ------     -----    ------     -----     ------

     2004

U.S. Government
 Agencies       $ 2,730,100 $ 16,165 $   -  -   $  -  -  $ 2,730,100 $ 16,165
Mortgage Backed   5,970,811   71,124  5,078,332  126,255  11,049,143  197,379
State, County
 and Municipal    1,431,224   15,638  1,312,738   27,343   2,743,962   42,981
                ----------- -------- ---------- -------- ----------- --------
                $10,132,135 $102,927 $6,391,070 $153,598 $16,523,205 $256,525
                =========== ======== ========== ======== =========== ========

     2003

U.S. Government
 Agencies       $10,810,324 $  6,350 $   -  -   $  -  -  $10,810,324 $  6,350
Mortgage Backed  14,154,447  170,602     -  -      -  -   14,154,447  170,602
State, County
 and Municipal    4,709,141   95,845     -  -      -  -    4,709,141   95,845
                ----------- -------- ---------- -------- ----------- --------
                $29,673,912 $272,797 $   -  -   $  -  -  $29,673,912 $272,797
                =========== ======== ========== ======== =========== ========

At December 31, 2004, 14 out of 21 securities issued by U.S. Government agencies and U.S. Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. At December 31, 2004, 12 out of 20 securities issued by state municipalities contained unrealized losses.

At December 31, 2003, 11 out of 31 securities issued by U.S. Government agencies and U.S. Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. At December 31, 2003, 14 of 19 securities issued by state municipalities contained unrealized losses.

At December 31, 2004 and 2003, unrealized losses on the debt securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades were the repayment sources of principal and interest are backed by the U.S. Government, U.S. Government sponsored corporations, or state municipalities.


(4)  LOANS

The composition of loans as of December 31 are:

                                                   2004            2003
                                                   ----            ----
	Loans Secured by Real Estate
	  Construction and Land Development     $  20,688,494   $  13,814,774
	  Mortgage                                 30,236,126      19,043,300
	Commercial, Industrial and Agricultural    68,597,636      59,133,767
	Installment Loans                          21,981,082      19,189,057
	Other                                       1,002,571         265,688
                                              -------------   -------------
	                                        $ 142,505,909   $ 111,446,586
                                              =============   =============

Impaired loans included in total loans above as of December 31 are summarized as follows:

                                                   2004            2003
                                                   ----            ----
	Total Investment in Impaired Loans      $   2,815,427   $   1,629,557
	Less Allowance for Impaired Loan Losses       445,764         249,050
                                              -------------   -------------
	Net Investment                          $   2,369,663   $   1,380,507
                                              =============   =============
	Average Investment                      $   1,875,085   $   1,673,290
                                              =============   =============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $139,427 and $97,369 as of December 31, 2004 and 2003, respectively, and the total recorded investment in loans past due 90 days or more and still accruing interest approximated $19,900 and $13,000, respectively.

Foregone interest on impaired and other nonperforming loans totaled $15,287 in 2004, $26,621 in 2003 and $39,423 in 2002.

(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                        2004         2003         2002
                                        ----         ----         ----
BALANCE, BEGINNING                 $ 1,595,021  $ 1,506,910  $ 1,305,459
Provision Charged
 to Operating Expense                  630,000      261,000      364,000
Loans Charged Off                     (636,494)    (185,592)    (194,597)
Loan Recoveries                         71,055       12,703       32,048
                                   -----------  -----------  -----------
BALANCE, ENDING                    $ 1,659,582  $ 1,595,021  $ 1,506,910
                                   ===========  ===========  ===========


(6)  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                                2004          2003
                                                ----          ----
	Land                                  $ 1,115,435   $   722,161
	Buildings                               3,076,572     3,029,738
	Furniture, Fixtures and Equipment       1,144,619       662,778
      Construction in Progress                   83,650        22,191
                                            -----------   -----------
	                                        5,420,276     4,436,868
	Accumulated Depreciation               (1,126,661)     (865,792)
                                            -----------   -----------
	                                      $ 4,293,615   $ 3,571,076
                                            ===========   ===========

Depreciation charged to operations totaled $270,670 in 2004, $212,020 in 2003 and $250,008 in 2002.

Certain bank facilities are leased under various operating leases. Rental expense was $155,956 in 2004 and $40,686 in 2003 and 2002.

Future minimum rental commitments under noncancelable leases are:

                        Year                Amount
                     ------------           ------
                        2005             $    159,326
                        2006                  127,026
                        2007                  127,026
                        2008                  127,026
                        2009                   65,408
                     Thereafter               111,886
                                         ------------
                                         $    717,698
                                         ============

(7)  INCOME TAXES

The components of income tax expense for the years ended December 31 are as follows:

                                           2004         2003         2002
                                           ----         ----         ----
   Current Federal Expense             $   380,398  $   722,792  $   712,671
   Deferred Federal Expense (Benefit)      169,057       20,063     (101,155)
                                       -----------  -----------  -----------
                                           549,455      742,855      611,516

   Current State Tax Expense                66,002       69,980       60,358
                                       -----------  -----------  -----------
                                       $   615,457  $   812,835  $   671,874
                                       ===========  ===========  ===========

Federal income tax expense of $549,455 in 2004, $742,855 in 2003 and $611,516 in 2002 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

                                           2003         2002         2001
                                           ----         ----         ----
   STATUTORY FEDERAL INCOME TAXES      $   720,247  $   754,542  $   620,461
     Tax-Exempt Interest                   (48,392)     (34,869)     (15,821)
     Interest Expense Disallowance           4,761        3,388        3,244
     Other                                (127,161)      19,794        3,632
                                       -----------  -----------  -----------
   ACTUAL FEDERAL INCOME TAXES         $   549,455  $   742,855  $   611,516
                                       ===========  ===========  ===========

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                              2004         2003
                                              ----         ----
    DEFERRED TAX ASSETS
      Allowance for Loan Losses           $   454,752  $   490,208
      Organization Costs                        3,490        5,235
      Other                                    31,371       30,384
                                          -----------  -----------
                                              489,613      525,827
    DEFERRED TAX LIABILITIES
      Premises and Equipment                 (191,544)     (58,701)
                                          -----------  -----------
                                              298,069      467,126
    DEFERRED TAX ASSET
      ON UNREALIZED SECURITIES LOSSES          60,719        8,539
                                          -----------  -----------
    NET DEFERRED TAX ASSET                $   358,788  $   475,665
                                          ===========  ===========

(8)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                                                2004          2003
                                                ----          ----
     Interest-Bearing Demand               $ 78,789,483  $ 56,935,623
     Savings                                  3,670,375     2,760,965
     Time, $100,000 and Over                 34,554,077    16,328,088
     Other Time                              21,552,124    18,201,222
                                           ------------  ------------
                                           $138,566,059  $ 94,225,898
                                           ============  ============

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $82,369 and $93,608 as of December 31, 2004 and 2003, respectively.

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $20,961,000 and $9,231,000 on December 31, 2004 and 2003, respectively.

As of December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

                        Year               Amount
                     ------------           ------
                        2005             $ 42,063,265
                        2006               10,936,531
                        2007                2,828,364
                        2008                  101,600
                        2009                  176,441
                                         ------------
                                         $ 56,106,201
                                         ============

Brokered deposits are third-party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2004 and 2003, the Company had $26,254,141 and $8,461,000, respectively, in brokered deposits. The brokered deposits at December 31, 2004 were issued at a weighted average rate of 2.474 percent and mature at various times through 2007.

(9)  OTHER BORROWED MONEY

Other borrowed money is comprised of the following as of December 31:

                                                       2004         2003
                                                      -----         ----
Advances Under the Blanket Agreement
for Advances and Security Agreement with
the Federal Home Loan Bank (FHLB) Have
Maturities in Varying Amounts Through
January 13, 2011 and Interest Rates Ranging
From 1.65 Percent to 5.92 Percent.  Various
Types of Loan Receivables are Pledged as
Collateral for the FHLB Advances.  At December
31, 2004, the Company had a Credit Availability
Totaling $83,328,688.  Lending Collateral Value
was $31,693,554 of which $7,293,554 was Available. $24,400,000   $19,400,000

$2,000,000 Line of Credit to Thomasville National
Bank, Interest Due Quarterly at the Wall Street
Prime Beginning March 6, 2005 with Entire Balance
Due March 6, 2006.  Secured by Company
Stock and a Pledged Investment Security              1,600,000        -  -
                                                   -----------   -----------
                                                   $26,000,000   $19,400,000
                                                   ===========   ===========

Maturities of borrowed money for each of the next five years and thereafter are as follows:

                        Year               Amount
                     ------------           ------
                        2005             $  1,000,000
                        2006                8,850,000
                        2007                4,150,000
                        2008                2,000,000
                        2009                   -  -
                      Thereafter           10,000,000
                                         ------------
                                         $ 26,000,000
                                         ============

At December 31, 2004, the Company has $11,600,000 available in short-term lines of credit with its correspondent banks.


(10) SUBORDINATED DEBT (TRUST PREFERRED SECURITIES)

During the fourth quarter of 2002, the Company formed a subsidiary, Rivoli BanCorp Trust I, whose sole purpose was to issue $3,000,000 in Trust Preferred Securities through a pool sponsored by Wells Fargo Bank. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2004 and 2003, the floating-rate securities had a 5.17 and 4.58 percent interest rate, respectively. The interest rate resets quarterly at the three-month LIBOR rate plus 3.45 percent. The Trust Preferred Securities are recorded as subordinated debt on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The majority of the proceeds from the offering were invested in the Bank to support lending and other operations.

On December 31, 2003, the Company retroactively implemented FN 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, resulting in the deconsolidation of Rivoli BanCorp Trust I. The implementation of this interpretation resulted in the Company's $93,000 investment in the common equity of the trust being included in the consolidated balance sheets as other assets and subordinated debt as of December 31, 2004 and 2003. The interest income and interest expense received from and paid to the trust, respectively, are included in the consolidated statements of income as interest income and interest expense. The increase to interest income and interest expense totaled $4,507 and $4,691 for the years ended December 31, 2004 and 2003, respectively.


(11) 401(K) SAVINGS AND PROFIT SHARING PLAN

The Bank sponsors a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year and 1,000 hours of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $64,894 in 2004, $45,171 in 2003 and $62,091 in 2002.


(12) COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Company requires collateral to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

As of December 31, 2004 and 2003, commitments under standby letters of credit approximated $1,131,000 and $183,000, respectively. Unfunded loan commitments as of December 31, 2004 and 2003 approximated $30,787,000 and $35,021,000, respectively.


(13) RATE LOCK COMMITMENTS

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2004 as the effects did not have a material effect upon the consolidated financial statements.


(14) STOCK OPTION PLANS

During 1996, 13,600 options were granted to an executive of the Bank at a price of $7.35. The options vested immediately. During 1998, the board of directors of the Company adopted a qualified and nonqualified incentive stock option plan which together authorizes 204,000 options to be granted to certain directors, officers and key employees. Each option, when surrendered with a certain cash consideration, will be converted into one share of the Company's common stock. During 1998, 124,984 options were granted at a price of $9.07, with 20,264 vesting over a five-year period and 104,720 vesting immediately. During 1999, 18,400 options were granted at a price of $11.37, vesting over a five-year period. During 2000, 25,800 options were granted at a price of $15.00, vesting over a five-year period. Additionally, 8,667 options were granted at a price of $12.75 with 4,000 vesting over a five-year period and 4,667 vesting immediately. During 2001, 9,600 options were granted at a price of $13.20, vesting immediately and 2,000 options were granted at a price of $12.75 vesting over a five-year period. No options were granted in 2002. During 2003, 3,333 options were granted at a price of $16.13, 2,666 options were granted at a price of $15.75 and 667 options were granted at a price of $12.74. All options granted in 2003 vest over a five-year period. During 2004, 6,000 options were granted at a price of $16.13, vesting over a five-year period. All unexercised options expire at the end of the tenth year.

A summary of option transactions follows:

                                                          SHARES
                                                          ------
         Granted                                          215,717
         Canceled                                          31,592
         Exercised                                         10,237
                                                          -------
         Outstanding, December 31, 2004                   173,888
                                                          =======
         Eligible to be Exercised, December 31, 2004      158,669
                                                          =======


(15) INTEREST INCOME AND EXPENSE

Interest income of $200,102, $139,978 and $57,845 from state, county and municipal bonds was exempt from regular income taxes in 2004, 2003 and 2002, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $598,878, $419,371, and $428,951 for the years ended
December 31, 2004, 2003 and 2002, respectively.


(16) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:

                                           2004        2003        2002
                                           ----        ----        ----
      INTEREST EXPENSE                  $2,483,690  $2,371,726  $2,778,032
                                        ==========  ==========  ==========

      INCOME TAXES                      $  499,103  $  806,585  $  678,746
                                        ==========  ==========  ==========

Noncash investing activities for the years ended December 31 are as follows:

                                          2004         2003        2002
                                          ----         ----        ----
     ACQUISITIONS OF REAL ESTATE
     THROUGH FORECLOSURE                $190,000     $ -  -       $  8,000
                                        ========     ========     ========

     UREALIZED (GAIN) LOSS ON
     INVESTMENT SECURITIES
     AVAILABLE FOR SALE                 $149,085     $717,804    $(303,475)
                                        ========     ========    =========

(17) EARNINGS PER SHARE

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if options were exercised and converted into common stock. The following presents earnings per share for the years ended December 31, 2004, 2003 and 2002 under the requirements of Statement 128:


                                                          COMMON
                                             INCOME       SHARES
DECEMBER 31, 2004                           NUMERATOR   DENOMINATOR    EPS
-----------------                           ---------   -----------   -----
BASIC EPS
  Income Available to Common Stockholders   $1,502,915     997,041    $1.51
                                            ==========                =====
DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
  Stock Options                                             70,453
                                                          --------
DILUTED EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $1,502,915   1,067,494    $1.41
                                            ==========   =========    =====

DECEMBER 31, 2003
-----------------
BASIC EPS
  Income Available to Common Stockholders   $1,406,405   1,002,949    $1.40
                                            ==========                =====
DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
  Stock Options                                             58,157
                                                          --------
DILUTED EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $1,406,405   1,061,106    $1.33
                                            ==========   =========    =====

DECEMBER 31, 2002
-----------------
BASIC EPS
  Income Available to Common Stockholders   $1,153,011   1,011,091    $1.14
                                            ==========                =====
DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
  Stock Options                                             48,769
                                                         ---------
DILUTED EPS
  Income Available to Common Stockholders
    After Assumed Conversions of Dilutive
    Securities                              $1,153,011   1,059,860    $1.09
                                            ==========   =========    =====

In October 1996, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expense were determined on the basis of Statement 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.


                                            2004         2003         2002
                                         ----------   ----------   ----------
     NET INCOME

       As Reported                       $1,502,915   $1,406,405   $1,153,011
                                         ==========   ==========   ==========

       Proforma                          $1,484,816   $1,382,500   $1,127,574
                                         ==========   ==========   ==========

     BASIC EARNINGS PER SHARE

       As Reported                       $     1.51   $     1.40   $     1.14
                                         ==========   ==========   ==========

       Proforma                          $     1.49   $     1.38   $     1.12
                                         ==========   ==========   ==========

     DILUTED EARNINGS PER SHARE

       As Reported                       $     1.41   $     1.33   $     1.09
                                         ==========   ==========   ==========

       Proforma                          $     1.39   $     1.30   $     1.06
                                         ==========   ==========   ==========

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

       YEAR GRANTED                   2004   2003   2001   2000   1999   1998
                                      ----   ----   ----   ----   ----   ----
  Expected Annual Dividends
    (As Percent of Stock Price)       0.00%  0.00%  0.00%  0.00%  0.00%  0.00%
  Discount Rate-Bond Equivalent Yield 4.85%  5.15%  4.25%  5.44%  6.48%  6.48%
  Expected Life                       5 yrs  5 yrs  5 yrs  5 yrs  5 yrs  5 yrs
  Expected Cumulative Volatility      7.71% 11.52% 15.79% 16.04% 15.09%  0.10%

(18) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $949,665 as of December 31, 2004 and $1,078,650 as of December 31, 2003. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

                                                     2004          2003
                                                     ----          ----
 BALANCE, BEGINNING                             $ 1,078,650   $   753,911
     New Loans                                       14,053     2,823,843
     Repayments                                    (143,038)   (2,508,650)
     Change in Directors                             -  -           9,546
                                                -----------   -----------
 BALANCE, ENDING                                $   949,665   $ 1,078,650
                                                ===========   ===========

Deposits from related parties held by the Company at December 31, 2004 and 2003 approximated $3,453,000 and $3,541,000, respectively.

(19) FINANCIAL INFORMATION OF RIVOLI BANCORP, INC. (PARENT ONLY)

The parent company's balance sheets as of December 31, 2004 and 2003 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

                      RIVOLI BANCORP, INC. (PARENT ONLY)
                              BALANCE SHEETS
                               DECEMBER 31

                                 ASSETS

                                                       2004           2003
                                                   -----------    -----------
Cash                                               $   180,079    $   522,794
Investment in Subsidiaries, at Equity               16,358,097     13,041,420
Deferred Tax Asset                                       3,490          5,235
Trust Preferred Placement Fee, Net                      83,250         86,250
Prepaid Income Taxes                                    84,071         71,703
                                                   -----------    -----------
TOTAL ASSETS                                       $16,708,987    $13,727,402
                                                   ===========    ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Interest Payable                                 $    21,330    $    21,330
                                                   -----------    -----------

BORROWED MONEY
Subordinated Debt                                    3,093,000      3,093,000
Other                                                1,600,000         -  -
                                                   -----------    -----------
                                                     4,693,000      3,093,000
                                                   -----------    -----------

STOCKHOLDERS' EQUITY
 Common Stock, Par Value $1 per Share;
   Authorized 10,000,000 Shares, Issued 1,015,522
   and 1,014,990 Shares as of December 31, 2004
   and 2003, Respectively                            1,015,522      1,014,990
 Paid-In Capital                                     6,879,298      6,872,282
 Retained Earnings                                   4,504,949      3,002,727
 Accumulated Other Comprehensive
   Loss, Net of Tax Benefit                           (112,764)       (15,859)
 Treasury stock, 19,281 and 17,581 Shares
    as of December 31, 2004 and 2003,
    Respectively, at Cost                             (292,348)      (261,068)
                                                   -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                          11,994,657     10,613,072
                                                   -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $16,708,987    $13,727,402
                                                   ===========    ===========

                      RIVOLI BANCORP, INC. (PARENT ONLY)
                STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                       FOR THE YEAR ENDED DECEMBER 31,

                                              2004       2003        2002
                                          ----------  ----------  -----------
INCOME
 Dividends from Subsidiary                $    4,507  $    4,691  $   -  -
                                          ----------  ----------  -----------
EXPENSE
 Professional Fees                            35,225      24,171       52,798
 Interest                                    149,896     149,689       27,668
 Conferences and Meetings                     -  -         4,648       -  -
 Other                                         6,830       3,010          870
                                          ----------  ----------  -----------
                                             191,951     181,518       81,336
                                          ----------  ----------  -----------

LOSS BEFORE TAX BENEFIT AND EQUITY
  IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY   (187,444)   (176,827)     (81,336)

   Income Tax Benefit                         76,778      70,145       29,926
                                          ----------  ----------  -----------

LOSS BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARY                    (110,666)   (106,682)     (51,410)

   Equity in Undistributed
    Earnings of Subsidiary                 1,613,581   1,513,087    1,204,421
                                          ----------  ----------  -----------

NET INCOME                                 1,502,915   1,406,405    1,153,011
                                          ----------  ----------  -----------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
  Gains (Losses) on Securities
   Arising During the Year                   (75,293)   (378,179)     294,942
  Reclassification Adjustment                (21,612)    (95,328)     (90,749)
                                          ----------  ----------  -----------

  Unrealized Gains (Losses) on Securities    (96,905)   (473,507)     204,193
                                          ----------  ----------  -----------

COMPREHENSIVE INCOME                      $1,406,010  $  932,898  $1,357,204
                                          ==========  ==========  ===========

                       RIVOLI BANCORP, INC. (PARENT ONLY)
                          STATEMENT OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                              2004       2003        2002
                                          ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                              $ 1,502,915 $ 1,406,405  $ 1,153,011
 Adjustments to Reconcile
  Net Income to Net Cash Used
  by Operating Activities
    Amortization                               3,000       3,000         750
    Deferred Taxes                            -  -         1,745      (6,980)
    Equity in Undistributed
      Earnings of Subsidiary              (1,613,581) (1,513,087) (1,204,421)
    Other                                    (10,624)    (55,281)    (85,278)
                                         ----------- -----------  ----------
                                            (118,290)   (157,218)   (142,918)
                                         ----------- -----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital Infusion in Subsidiary           (1,800,000)     -  -    (2,000,000)
 Investment in Statutory Trust                -  -        -  -       (93,000)
                                         ----------- -----------  ----------
                                          (1,800,000)     -  -    (2,093,000)
                                         ----------- -----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of Common Stock                      6,908      27,477      56,521
 Subordinated Debt                            -  -        -  -     3,093,000
 Purchase of Treasury Stock                  (31,280)   (261,068)     -  -
 Proceeds from Other Borrowed Money        1,600,000      -  -        -  -
 Purchase and Retirement of Common Stock         (53)     -  -        -  -
                                         ----------- -----------  ----------
                                           1,575,575    (233,591)  3,149,521
                                         ----------- -----------  ----------

NET INCREASE (DECREASE) IN CASH             (342,715)   (390,809)    913,603

CASH, BEGINNING                              522,794     913,603      -  -
                                         ----------- -----------  ----------

CASH, ENDING                             $   180,079 $   522,794  $  913,603
                                         =========== ===========  ==========

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

   CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks, interest-bearing deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

   INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

   RESTRICTED STOCKS - The fair values of FHLB and FRB stocks approximate carrying values.

   LOANS HELD FOR SALE - The fair value of loans held for sale are based on commitments on hand from investors or prevailing market rates.

   LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

   DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

   BORROWINGS - The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate fair value. Fair values of other borrowings are estimated by discounting cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

   STANDBY LETTERS OF CREDIT - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

   UNFULFILLED LOAN COMMITMENTS - Fair values of unfulfilled loan commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                           2004                   2003
                                    -------------------    -------------------
                                    CARRYING  ESTIMATED    CARRYING  ESTIMATED
                                     AMOUNT  FAIR VALUE     AMOUNT  FAIR VALUE
                                    -------- ----------    -------- ----------
                                                 (In Thousands)
ASSETS
  Cash and
    Short-Term Investments         $  30,307  $  30,307   $   8,807  $   8,807
  Investment Securities
    Available for Sale                23,448     23,448      30,174     30,174
  Restricted Stocks                    1,710      1,710       1,272      1,272
  Loans                              140,836    143,024     109,852    113,747
  Loans Held for Sale                  6,162      6,162      -  -       -  -

LIABILITIES
  Deposits                           166,570    166,815     118,164    118,671
  Borrowed Money                      29,128     30,585      25,550     29,726

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit           -  -        1,131      -  -          183
  Unfulfilled Loan Commitments        -  -       30,786      -  -       35,021

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(21) STOCK SPLIT

On February 12, 2004, the board of directors authorized a four-for-three stock split of the Company's common stock, in the form of a stock dividend, effective March 22, 2004 payable to stockholders of record as of February 27, 2004. Common stock, paid-in capital, retained earnings and share data have been restated to give retroactive effect to the split.

(22) REGULATORY CAPITAL MATTERS

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the Bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2004, the Company meets all capital adequacy requirements to which it is subject and is classified as well
capitalized under the regulatory framework for prompt corrective action.   In
the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                TO BE WELL
                                                               CAPITALIZED
                                                               UNDER PROMPT
                                               FOR CAPITAL     CORRECTIVE
                                                ADEQUACY         ACTION
                                  ACTUAL        PURPOSES       PROVISIONS
                              -------------   -------------   -------------
                              AMOUNT  RATIO   AMOUNT  RATIO   AMOUNT   RATIO
                              ------  -----   ------  -----   ------   -----
AS OF DECEMBER 31, 2004
   (In Thousands)

Total Capital
 to Risk-Weighted Assets
   Consolidated              $16,767  10.82% $12,397   8.00%  $15,496   10.00%
   Rivoli Bank & Trust        18,037  11.65   12,386   8.00    15,482   10.00

Tier I Capital
 to Risk-Weighted Assets
   Consolidated               12,107   7.81    6,201   4.00     9,301    6.00
   Rivoli Bank & Trust        16,378  10.58    6,192   4.00     9,288    6.00

Tier I Capital
 to Average Assets
   Consolidated               12,107   7.30    6,634   4.00     8,292    5.00
   Rivoli Bank & Trust        16,378   9.88    6,631   4.00     8,288    5.00

                                                                TO BE WELL
                                                               CAPITALIZED
                                                               UNDER PROMPT
                                               FOR CAPITAL     CORRECTIVE
                                                ADEQUACY         ACTION
                                  ACTUAL        PURPOSES       PROVISIONS
                              -------------   -------------   -------------
                              AMOUNT  RATIO   AMOUNT  RATIO   AMOUNT   RATIO
                              ------  -----   ------  -----   ------   -----
AS OF DECEMBER 31, 2003
   (In Thousands)

Total Capital
 to Risk-Weighted Assets
   Consolidated              $15,248  12.50% $ 9,756   8.00%  $12,195   10.00%
   Rivoli Bank & Trust        12,975  10.65    9,746   8.00    12,183   10.00

Tier I Capital
 to Risk-Weighted Assets
   Consolidated               10,629   8.71    4,880   4.00     7,319    6.00
   Rivoli Bank & Trust        11,451   9.40    9,746   4.00    12,182    6.00

Tier I Capital
 to Average Assets
   Consolidated               10,629   8.58    4,954   4.00     6,192    5.00
   Rivoli Bank & Trust        11,451   9.25    9,904   4.00    12,379    5.00